Exhibit 23.3

June 13, 2025

LETTER OF CONSENT

Ladies and Gentlemen:

We hereby consent to the reference to our firm’s name under the captions of “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement of Center Holdings Inc., as amended from time to time (the “Registration Statement”), and the use of this consent letter as an exhibit to the Registration Statement. Despite such consent, we do not admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely yours,

/s/ TMI Associates